SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 23, 2003

FAO, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-19536	95-3971414
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2520 Renaissance Boulevard King of Prussia, Pennsylvania 19406
(Address of Principal Executive Offices) (Zip Code)

Mr. Jerry R. Welch President and Chief Executive Officer 2520 Renaissance Boulevard King of Prussia, Pennsylvania 19406
(Name and Address of Agent For Service)

(610) 292-6600
(Telephone Number, Including Area Code, of Agent for Service)

Item 5.  Other.

As previously reported, on January 13, 2003, FAO, Inc. (the “Company”) and the Company’s subsidiaries FAO Schwarz, Inc., ZB Company, Inc., Targoff-RS, LLC and The Right Start, Inc. (collectively with the Company, the “Debtors”) filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code, Case No. 03-10119(LK), in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  On April 4, 2003, the Bankruptcy Court held a Confirmation Hearing on the Debtors’ First Amended Joint Plan of Reorganization.  At the conclusion of this hearing, the Bankruptcy Court confirmed the Company’s Plan of Reorganization (as thereafter modified, the “Plan”).  On April 23, 2003, the Company completed all necessary elements to effectiveness of the Plan and emerged from Chapter 11 bankruptcy protection.  A copy of the Company’s press release announcing its emergence from bankruptcy is attached as Exhibit 99.1 to this Form 8-K.  Upon emergence the Company’s stockholders’ equity was approximately  $38 million.  A copy of the Company’s unaudited consolidated balance sheet as of April 5, 2003, with pro forma adjustments to reflect the emergence from bankruptcy and related transactions, is attached as Exhibit 99.2 to this Form 8-K.

Currently, the number of shares of the Company’s common stock not held by officers, directors or 10% holders (“Publicly Held Shares”) is not less than 750,000 shares (after accounting for a 1:15 reverse stock split in which every 15 shares was automatically converted into one share of the Company’s common stock) and the Company believes it has at least 400 round lot holders.  The Company has at least two market makers.  Nasdaq has provided the Company until June 2, 2003 to evidence a market value of Publicly Held Shares of at least $5 million for a minimum of ten consecutive trading days and until August 4, 2003 to demonstrate a closing bid price of at least $1.00 per share and, immediately thereafter, a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days.   In order to comply with the terms of the exception granted by Nasdaq to compliance with the continued listing requirements for the Nasdaq National Market, the Company must be able to demonstrate compliance with all the continued listing requirements within the extended time periods noted above.  The Company expects to be able to comply but can give no assurance that its expectations will be met.

Item 7.  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description

99.1	Press Release of the Company dated April 23, 2003.
99.2	Unaudited Consolidated Balance Sheet of the Company as of April 5, 2003, with pro forma adjustments to reflect transactions of April 23, 2003.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAO, INC.

Date: April 30, 2003	/s/ Jerry R. Welch
Jerry R. Welch
President and Chief Executive Officer